EXHIBIT 99.1

Garmin® Signs Letter of Intent to Acquire Italian Distributor

CAYMAN ISLANDS/August 3, 2007/PR Newswire/ - Garmin Ltd. (NASDAQ: GRMN) announced today that it has signed a letter of intent for the proposed acquisition of Synergy S.p.A. (“Synergy”) the distributor of Garmin’s consumer products in Italy. The completion of the acquisition is subject to the negotiation and execution of a definitive acquisition agreement, the completion of legal and financial due diligence and customary closing conditions.

Dr. Min Kao, chairman and CEO of Garmin Ltd., said “The acquisition of Synergy will complete our strategy to strengthen Garmin’s presence in the key European markets. Garmin has from the beginning owned its distributor in the U.K. and has now acquired, or is in the process of acquiring, its distributors in Europe’s other largest markets: France, Germany, Italy and Spain. Synergy has been successful in developing a strong presence in Italy for the Garmin brand and we anticipate that the full integration of Synergy into the Garmin family will enable us to achieve further expansion of our sales in Italy”.

Sandro Ligossi, president of Synergy said "We are proud of our success to date in creating market share for Garmin’s products in Italy and we are excited about the efficiencies and opportunities that can be reached through full integration into Garmin.”

Financial terms of the proposed transaction were not released. Following the acquisition, Synergy is expected to change its name to Garmin Italia S.p.A. The company will retain its management, sales, marketing and supporting staff, consisting of approximately 40 people, and will continue operations at its current headquarters located in Milan.

Garmin completed the acquisition of its French and German distributors earlier this year and in July announced the signing of a letter of intent to acquire its Spanish distributor.

About Garmin Ltd.

Through its operating subsidiaries, Garmin Ltd. designs, manufactures, markets and sells navigation, communication and information devices and applications - most of which are enabled by GPS technology. Garmin is a leader in the consumer and general aviation GPS markets and its products serve aviation, marine, outdoor recreation, automotive, wireless and OEM applications. Garmin Ltd. is incorporated in the Cayman Islands, and its principal subsidiaries are located in the United States, Taiwan and the United Kingdom. For more information, visit Garmin’s virtual pressroom at www.garmin.com/pressroom or contact the Media Relations department at 913-397-8200. Garmin is a registered trademark of Garmin Ltd.

Notice on Forward-Looking Statements:

This release includes forward-looking statements regarding Garmin Ltd. and its business. Such statements are based on management’s current expectations. The forward-looking events and circumstances discussed in this release may not occur and actual results could differ materially as a result of known and unknown risk factors and uncertainties affecting Garmin, including, but not limited to, the risk factors listed in the Annual Report on Form 10-K for the year ended December 30, 2006 filed by Garmin with the Securities and Exchange Commission (Commission file number 0-31983). A copy of Garmin’s Form 10-K can be downloaded at www.garmin.com/aboutGarmin/invRelations/finReports.html. No forward-looking statement can be guaranteed. Forward-looking statements speak only as of the date on which they are made and Garmin undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

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